Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 dated December 7, 2012 of Capstone Companies, Inc. (the “Company”) (formerly CHDT Corporation) of our report dated March 12, 2012, to the Board of Directors and Shareholders of the Company relating to the consolidated balance sheet of the Company as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

/S/ Robison Hill & Co.
Certified Public Accountants
Salt Lake City, Utah

December 7, 2012